                                                RE: NN, Inc.
                                                2000 Waters Edge Drive
                                                Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                   AT FRB|WEBER SHANDWICK
---------------                                   ----------------------
Will Kelly                                        Kerry Thalheim  Susan Garland
Treasurer & Manager of Investor Relations         (General info)  (Analyst info)
(423) 743-9151                                    212-445-8437    212-445-8458

FOR IMMEDIATE RELEASE
May 5, 2003

                    NN, INC. ANNOUNCES COMMON STOCK OFFERING

Johnson City, Tenn. - May 5, 2003 - NN, Inc. (Nasdaq: NNBR) today announced that a group of selling shareholders intends to offer a total of 3,556,895 shares of the Company's common stock in a public offering under a shelf registration statement that was declared effective in February 2003. The underwriters will have the option to purchase an additional 533,600 shares from the Company to cover any over-allotments. The managing underwriters for the offering are
McDonald Investments Inc. and Legg Mason Wood Walker, Incorporated.

The selling shareholder group consists of Richard D. Ennen, Michael D. Huff,
Janet M. Huff and Deborah E. Bagierek. If the selling shareholders were to sell all the shares covered by this offering, assuming the over-allotment option is not exercised, the selling shareholders beneficial ownership of the Company's common stock, as a group, would be reduced from approximately 22% (3.6 million shares) to less than 1% (26,169 shares).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A preliminary prospectus supplement relating to the offering has been filed today with the Securities and Exchange Commission. Printed copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available from McDonald Investments Inc., 800
Superior Avenue, Suite 2100, Cleveland, Ohio 44114.

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $193 million in 2002.